June 25, 1999

Board of Directors
Stone Street Bancorp, Inc.
232 South Main Street
Mocksville, North Carolina  27028

Board of Directors
CCB Financial Corporation
111 Corcoran Street
Durham,  North Carolina  27701

Gentlemen:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain federal and North Carolina income tax consequences resulting from certain proposed transactions. In the first proposed transaction, CCBFC, Inc. ("CCBFC"), a wholly-owned subsidiary of CCB Financial Corporation ("CCB") established solely to effect the acquisition of Stone Street Bancorp, Inc. ("Stone Street") by CCB, will merge with and into Stone Street (the "Merger"). Pursuant to the Merger, the separate existence of CCBFC will cease, and each outstanding share of Stone Street Common Stock will be converted into newly issued shares of CCB Common Stock, each with an attached right to purchase shares of CCB preferred stock. Alternatively, each shareholder of Stone Street may elect to receive a specified amount of cash in lieu of CCB Common Stock for each (but not less than all) of his or her shares of Stone Street Common Stock. In the second proposed transaction, occurring immediately following the Merger, Stone Street will merge with and into CCB (the "Second Merger"). The separate existence of Stone Street will cease, and each outstanding share of Stone Street will be constructively exchanged for shares of CCB Common Stock. In the third proposed transaction, and immediately following the Second Merger, Stone Street Bank & Trust, a wholly-owned North Carolina savings bank subsidiary of Stone Street ("SSB Bank"), will merge with and into CCB Bank, a wholly-owned commercial bank subsidiary of CCB, whereupon the separate existence of SSB Bank will cease (the "Bank Merger").

You have submitted for our consideration:

o    certain representations as to the proposed transaction;
o a copy of the Amended and Restated Agreement of Combination, dated as of June 22, , 1999, and the related Plan of Merger (collectively, the "Merger Agreement"); and,
o a copy of the Form S-4 Registration Statement filed with the Securities and Exchange Commission ("SEC") on or about June 25, 1999.


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Board of Directors
June 25, 1999
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We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the description of the steps submitted to us.

FACTS AND REPRESENTATIONS

CCB is a registered bank holding company organized under the laws of the State of North Carolina. CCB's authorized capital stock consists of two classes. It has100,000,000 shares of Common Stock, $5.00 par value, of which 39,900,867 shares were issued and outstanding at May 31, 1999 (the "CCB Common Stock"). It also has 10,000,000 shares of Serial Preferred Stock, no par value per share, none of which are issued and outstanding at May 31, 1999. CCBFC, a North Carolina corporation, has been formed as a wholly-owned subsidiary of CCB. CCBFC's sole purpose is to facilitate the combination of CCB and Stone Street. CCB Bank, a North Carolina corporation, is a wholly-owned commercial bank subsidiary of CCB.

Pursuant to a plan (the "Rights Plan") evidenced by a Rights Agreement amended and restated as of October 1, 1998, one CCB Right, as defined in the Rights Plan, was distributed during 1990 to CCB's shareholders for each share of CCB Stock. The CCB Rights expire on October 1, 2008 unless extended, and may be redeemed by CCB at any time prior to an acquisition by a person or group of 15% (or 10% in certain circumstances) or more of the outstanding CCB Stock, at a price of $.01 per CCB Right. The objective of the Rights Plan is to discourage a third party attempt to acquire control of CCB without approval of its Board of Directors. The Rights Agreement provides that the CCB Rights are not to interfere with any merger or business combination approved by the Board of Directors and shareholders.

Stone Street is a registered bank holding company organized under the laws of the State of North Carolina. Its authorized capital stock consists of two classes. It has 20,000,000 shares of Common Stock, no par value per share, of which 1,638,452 shares were issued and outstanding at May 31, 1999 (the "Stone Street Common Stock") It also has 5,000,000 shares of Preferred Stock, no par value per share, none of which were issued and outstanding at May 31, 1999. SSB Bank, a North Carolina corporation, is a wholly-owned stock savings bank subsidiary of Stone Street.

For valid corporate business purposes, pursuant to the Merger Agreement and on the "Effective Time", CCBFC will merge with and into Stone Street, with Stone Street as the surviving entity. In the Merger, each share of Stone Street Common Stock (excluding shares held by Stone Street or its subsidiaries other than as a fiduciary or as security for debts previously contracted) will be exchanged for, a fraction of a share of CCB Common Stock (the "Exchange Ratio"). The Exchange Ratio will be computed as follows: (a) if the CCB Common Stock price for the ten
(10) trading days ending on the last trading day prior to the Closing Date is equal to or more than $44.52 but equal to or less than $60.24, such percent shall equal $21.37 divided by the average closing price for a CCB Common Stock share on the New York Stock Exchange ("NYSE"); (b) if the CCB Common Stock price for such ten (10) trading days is less than $44.52, such percent shall be .48; and (c) if the CCB Common Stock price for such ten (10) trading days is more than $60.24, such percent shall be .3548. Each share of CCB Common Stock issued will

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Board of Directors
June 25, 1999
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include a CCB Right. As used herein, the term CCB Common Stock will refer to the common stock of CCB, inclusive of the CCB Right.

The Merger Agreement also provides that each Stone Street shareholder may elect to receive cash in lieu of CCB Common Stock for each (but not less than all) of his or her shares of Stone Street Common Stock. The amount of cash that will be paid for a share of Stone Street Common Stock will be calculated in the same way as the Exchange Ratio described above. The Merger Agreement limits the number of shares that will be acquired for cash to a maximum of eighteen (18) percent of the outstanding Stone Street Common Stock shares. If more than eighteen percent of Stone Street's outstanding shares are tendered for cash, CCB shall be required to accept for conversion to cash (x) all shares of Stone Street Common Stock tendered for cash by the Stone Street Employee Stock Ownership Plan and
(y) only a percentage of shares of each other electing Stone Street shareholder such that no more than eighteen percent of the total shares will be converted to cash. .

No fractional shares of CCB Common Stock will be issued in connection with the Merger. Instead, each Stone Street shareholder who otherwise would be entitled to receive a fraction of a share of CCB Common Stock shall receive cash (without interest) in an amount equal to that fraction multiplied by the "Market Value" of one whole share of CCB Common Stock at the Effective Time. Market Value shall be equal to the closing price of CCB Common Stock on the NYSE on the last trading day preceding the Effective Time. No Stone Street shareholder will be entitled to any dividend or other distribution or any voting or other rights as a shareholder with respect to any fractional share of CCB Common Stock.

The Merger has been approved by the Boards of Directors of CCB and Stone Street and is subject to the receipt of regulatory approval from appropriate parties, including the North Carolina Commissioner of Banks (the "Commissioner"), the North Carolina State Banking Commission (the "Banking Commission"), the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation ("FDIC"). The Bank Merger is subject to the approval of the FDIC, the Commissioner, the Banking Commission, and the North Carolina Administrator of Savings Institutions (the "Administrator").

On April 27, 1999, CCB's Board of Directors approved the extension, through December 31, 1999, to repurchase up to 1,000,000 shares of CCB's Common Stock and additional repurchases needed to retire any shares of CCB's Common Stock and additional repurchases needed to fulfill CCB's obligations with respect to the exercise of options and awards of restricted stock or for other corporate purposes. From January 1, 1999, through May 31, 1999, CCB repurchased and retired 504,000 shares at an average cost of $54.69 per share. As of May 31, 1999, approximately 321,000 shares remained to be repurchased under this authorization. CCB's Board of Directors also approved additional repurchases needed to retire any shares issued in connection with the acquisition. It is expected that CCB will repurchase and retire a number of shares of CCB Common Stock approximately equal to the number of shares of Common Stock issued in the Merger.


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Board of Directors
June 25, 1999
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In addition to the foregoing statement of facts, the following representations have been made by CCB and/or Stone Street, as applicable, to KPMG in connection with the Merger. KPMG has not independently verified the completeness and accuracy of any of the following representations. KPMG is relying on these representations in rendering the opinion contained herein.

With respect to the Merger:
---------------------------

(a) The fair market value of the CCB Common Stock received by each shareholder of Stone Street will be approximately equal to the fair market value of the Stone Street Common Stock surrendered in the exchange.

(b) There is not now, and at the time the proposed transactions become effective will not be, any plan or intention on the part of the shareholders of Stone Street to sell, exchange, or otherwise dispose of a number of shares of CCB Common Stock received in the Merger to CCB or a related person (as defined below) that would reduce the Stone Street shareholders' ownership of CCB Common Stock received in the Merger to a number of shares having a value, at the Effective Time, of less than 50 percent of the value of all of the Stone Street shares outstanding immediately preceding the Effective Time. For purposes of this representation, Stone Street shares and CCB Common Stock held by the Stone Street shareholders and sold, redeemed or otherwise disposed of prior or subsequent to the Merger to CCB or a related person in connection with any overall plan of which the Merger is a part and the amount of any extraordinary distribution made with respect to Stone Street shares have been considered in making this representation. Further, it is understood that a disposition of shares includes a disposition of shares in any manner (including by gift) and to any transferees (including related persons). A person is related to CCB if, immediately before or immediately after the sale, exchange, or disposition, it is a member of the same affiliated group of CCB or if its purchase of stock of CCB would be treated as a redemption of CCB stock under SECTION 304(A)(2).

(c) Affiliates of Stone Street, determined under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, have no plan or intent to sell or otherwise dispose of the CCB Common Stock to be received in the Merger that will reduce total Stone Street shareholders' ownership to a number of shares having, in the aggregate, a value at the time of the merger of less than eighty (80) percent of the total fair market value of the Stone Street Common Stock outstanding immediately prior to the Merger.


(d) Following the Merger, Stone Street will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of CCBFC's net assets and at least 70 percent of the fair market value of CCBFC's gross assets held immediately prior to the Merger. For purposes of this representation, amounts used by Stone Street or CCBFC to pay its reorganization expenses, all redemptions and


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June 25, 1999
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       distributions (except for regular, normal dividends) made by Stone Street or CCBFC immediately preceding, or as part of a plan that includes, the Merger will be included as assets of Stone Street or CCBFC, respectively.

(e) Prior to the Merger, CCB will be in control of CCBFC within the meaning of SECTION 368(C) of the Internal Revenue Code of 1986, as amended (the "Code").

(f) Following the Merger, Stone Street will not issue additional shares of its stock that would result in CCB losing control of Stone Street within the meaning of SECTION 368(C).

(g) Neither CCB nor a CCB affiliate has a plan or intention to specifically reacquire any of the CCB Common Stock issued in the Merger. CCB intends to reacquire its stock under the terms of its stock repurchase program which was an ongoing stock repurchase program begun independent of the proposed transactions.

(h) Following the Second Merger, CCB will continue the historical business of Stone Street or use a significant portion of the historic business assets of Stone Street in a business.

(i) CCBFC will have no liabilities assumed by Stone Street, and will not transfer to Stone Street any assets subject to liabilities, in the Merger.

(j) CCB, CCBFC, Stone Street, and the shareholders of Stone Street will pay their respective expenses, if any, incurred in connection with the Merger and the Second Merger.

(k) There is no intercorporate indebtedness existing between CCB and Stone Street, CCBFC and Stone Street or a CCB affiliate and Stone Street that was issued, acquired, or will be settled at a discount.

(l) In the Merger, shares of Stone Street Common Stock representing control of Stone Street, as defined in SECTION 368(C) will be exchanged solely for voting stock of CCB. For purposes of this representation, shares of Stone Street Common Stock exchanged for cash or other property originating with CCB will be treated as outstanding Stone Street Common Stock on the date of the Merger.

(m) At the time of the Merger, Stone Street will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Stone Street that, if exercised or converted, would affect CCB's acquisition or retention of control of Stone Street, as defined in SECTION 368(C).

(n) CCB, nor any of its affiliates, does not beneficially own, nor has it beneficially owned during the past five years, any shares of Stone Street Common Stock. Furthermore, CCB, nor any of its affiliates, does not expect to beneficially own, at the time of the Merger, any shares of the stock of Stone Street. One or more CCB affiliates is a legal custodial owner of .2 percent of the cumulative

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Board of Directors
June 25, 1999
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       outstanding shares of Stone Street Common Stock. That stock will be exchanged for CCB Common Stock, cash, or combination thereof consistent with the exchange agreement described above as part of the Merger.

(o)    No two parties to the transaction are investment companies as defined in
       SECTION 368(A)(2)(F)(III) AND (IV).

(p) On the date of the Merger, the fair market value of the assets of Stone Street will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

(q) Stone Street is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of SECTION 368(A)(3)(A).

(r) The payment of cash in lieu of fractional shares of CCB Common Stock is not separately bargained for consideration. Rather, the purpose of the payment is merely to save the expense and inconvenience to CCB of issuing and transferring fractional share interests. The total cash consideration in lieu of fractional shares will be less than one (1) percent of the total consideration paid in the Merger and no Stone Street shareholder will receive cash for more than .9999 of a share of CCB Common Stock.

(s) None of the compensation received by any shareholder-employees of Stone Street or SSB Bank will be separate consideration for, or allocable to, any of their shares of Stone Street Common Stock; none of the shares of CCB Common Stock received by any shareholder-employee of Stone Street or SSB Bank will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees of Stone Street or SSB Bank will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

(t) The CCB Rights cannot be traded separately and are not divisible from the CCB Common Stock prior to the occurrence of certain triggering events specified in the Rights Plan. At the time the CCB Common Stock is issued to the Stone Street shareholders in the Merger, the likelihood that the CCB Rights would, at any time, be exercised will be both remote and uncertain.

With respect to the Second Merger:
----------------------------------

(u) In the Second Merger, Stone Street will merge with and into CCB. At the time of the Second Merger, CCB will be the sole shareholder of Stone Street. As the sole shareholder, CCB will be indifferent whether it receives actual shares of its own Common Stock in exchange for its stock in Stone Street and as a result of the Second Merger. For this reason, CCB will not actually issue its Common Stock in consideration for the assets of Stone Street in the Second Merger, such an issuance being a meaningless gesture. Each of CCB and Stone Street agree that the fair market

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June 25, 1999
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       value of the CCB Common Stock constructively received by CCB will be approximately equal to the fair market value of Stone Street Common Stock surrendered in the Second Merger.

(v) There is no plan or intention by CCB to sell, exchange or otherwise dispose of any of the CCB Common Stock constructively received in the Second Merger.

(w) CCB has no plan or intention to reacquire any of its Common stock constructively issued in the Second Merger.

(x) CCB has no plan or intention to sell or otherwise dispose of any of the assets of Stone Street acquired in the Second Merger, except for its intent to permit the Bank Merger to occur, for dispositions made in the ordinary course of business, or transfers described in SECTION 368(A)(2)(C).

(y) The liabilities of Stone Street assumed by CCB Bank and the liabilities to which the transferred assets of Stone Street are subject were incurred by Stone Street in the ordinary course of business.

(z) Following the Second Merger, CCB will continue the historical business of Stone Street or use a significant portion of the historic business assets of Stone Street in a business.

(aa) CCB and Stone Street will pay their respective expenses, if any, incurred in connection with the Second Merger.

(bb) There is no intercorporate indebtedness existing between CCB and Stone Street that was issued, acquired, or will be settled at a discount.

(cc) No two parties to the Second Merger are investment companies as defined in SECTION 368(A)(2)(F)(III) AND (IV).

(dd) On the date of the Second Merger, the fair market value of the assets of Stone Street transferred to CCB will equal or exceed the sum of the liabilities assumed by CCB, plus the amount of liabilities, if any, to which the transferred assets are subject.

(ee) Neither CCB nor Stone Street is under the jurisdiction of a court in a Title 11 or similar case within the meaning of SECTION 368(A)(3)(A).

(ff) The total adjusted basis of the assets of Stone Street transferred to CCB will equal or exceed the sum of the liabilities assumed by CCB, plus the amount of liabilities, if any, to which the transferred assets are subject.

(gg) The Second Merger will qualify as a statutory merger under North Carolina law.


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(hh)   If Stone Street had not merged with CCBFC in the Merger but had instead merged directly with and into CCB, then such merger would have qualified as a statutory merger under North Carolina law. Although CCB intends to effect the Second Merger, it is and will be under no binding commitment to effect the Second Merger. Instead, its impetus and incentive for effecting the Second Merger is due to practical business concerns of achieving operational and organizational efficiencies consistent with its business purpose for acquiring Stone Street and SSB Bank.

With respect to the Bank Merger:

(ii) In the Bank Merger, SSB Bank will merge with and into CCB Bank. At the time of the Bank Merger, CCB will be the sole shareholder of both SSB Bank and CCB Bank. As the sole shareholder, CCB will be indifferent whether it receives actual shares of CCB Bank Common Stock in exchange for its stock in Stone Street and as a result of the Bank Merger. For this reason, CCB Bank will not actually issue its Common Stock in consideration for the assets of SSB Bank in the Bank Merger, such an issuance being a meaningless gesture. Each of CCB, CCB Bank, and SSB Bank agree that the fair market value of the CCB Common Stock constructively received by CCB will be approximately equal to the fair market value of SSB Bank Common Stock surrendered in the Second Merger.

(jj) There is no plan or intention by CCB to sell, exchange or otherwise dispose of any of the CCB Bank Common Stock constructively received in the Bank Merger.

(kk) CCB Bank has no plan or intention to reacquire any of its Common stock constructively issued in the Bank Merger.

(ll) CCB Bank has no plan or intention to sell or otherwise dispose of any of the assets of SSB Bank acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in SECTION 368(A)(2)(C).

(mm) The liabilities of SSB Bank assumed by CCB Bank and the liabilities to which the transferred assets of SSB Bank are subject were incurred by SSB Bank in the ordinary course of business.

(nn) Following the Bank Merger, CCB Bank will continue the historical business of SSB Bank or use a significant portion of the historic business assets of SSB Bank in a business.

(oo) CCB Bank and SSB Bank will pay their respective expenses, if any, incurred in connection with the Bank Merger.

(pp) There is no intercorporate indebtedness existing between CCB Bank and SSB Bank that was issued, acquired, or will be settled at a discount.


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(qq)   No two parties to the Bank Merger are investment companies as defined in
       SECTION 368(A)(2)(F)(III) AND (IV).

(rr) On the date of the Bank Merger, the fair market value of the assets of SSB Bank transferred to CCB Bank will equal or exceed the sum of the liabilities assumed by CCB Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

(ss) Neither CCB Bank nor SSB Bank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of SECTION 368(A)(3)(A).

(tt) The total adjusted basis of the assets of SSB Bank transferred to CCB Bank will equal or exceed the sum of the liabilities assumed by CCB Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

(uu) The Bank Merger will qualify as a statutory merger under North Carolina law.

With respect to the stock repurchase program:
---------------------------------------------

(vv)     There is a corporate business purpose for the stock repurchases.

(ww)     The stock to be repurchased will be widely held.

(xx) The stock repurchases will be made in the open market and, to the best of the knowledge of CCB and Stone Street will not be made from (1) directors or officers, or (2) any beneficial shareholder owning one (1) percent or more of the outstanding stock of CCB or Stone Street.

(yy) There is no plan or intention that the aggregate amount of stock repurchased will equal or exceed twenty (20) percent of the outstanding stock of CCB.

OPINION

Based solely on the above FACTS AND REPRESENTATIONS and subject to the SCOPE OF THE OPINION below, it is the opinion of KPMG that:

Federal Income Tax Consequences:

(1) The Merger and Second Merger will constitute one or more tax-free reorganizations within the meaning of SECTION 368(A)(1)(A) AND SECTION 368(A)(2)(E). See also REV. PROC. 91-63, 1991-2 C.B. 865.

(2) Stone Street, CCBFC, and CCB will each be a party to the reorganization within the meaning of SECTION 368(B).

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(3)    No gain or loss will be recognized by CCB, Stone Street or CCBFC as transferees of assets of a party to the reorganization in the Merger or the Second Merger in exchange for stock. SECTION 1032; TREAS. REG.
       SECTION 1.1032-2.

(4) No gain or loss will be recognized by a shareholder of Stone Street upon the receipt of solely CCB Common Stock (including any fractional share interests) in exchange for his or her shares of Stone Street Common Stock. SECTION 354(A)(1). Gain, if any, will be recognized by a Stone Street shareholder who receives CCB Common Stock and cash in exchange for his or her Stone Street Common Stock pursuant to the Merger. Such gain will be limited to an amount not in excess of the amount of cash received. SECTION 356(A). If the exchange has the effect of the distribution of a dividend (determined with the application of SECTION 318(A)), then the amount of gain recognized that is not in excess of the shareholder's ratable amount of undistributed earnings and profits will be treated as a dividend. SECTION 356(A)(2). The determination of whether the exchange has the effect of the distribution of a dividend will be made in accordance with the principles set forth in COMMISSIONER V. CLARK, 489 U.S. 726 (1989). REV. RUL. 93-61, 1993-30 I.R.B. 10. Loss, if
       any, will not be recognized by a shareholder who receives CCB Common Stock and cash in exchange for his or her Stone Street Common Stock pursuant to the Merger. SECTION 356(C). No shareholder will recognize gain on the receipt of CCB Rights, nor will his or her receipt of the CCB Rights constitute a receipt or exchange of stock or property giving rise to the realization of gross income by CCB, Stone Street, or the Stone Street shareholder. REV. RUL. 90-11, 1990-1 C.B. 10.

(5) The basis of a share of CCB Common Stock received by a shareholder of Stone Street (including any fractional share interests) will be the same as the basis in the Stone Street Common Stock surrendered in the exchange therefor. SECTION 358(A)(1).

(6) The holding period of a share of CCB Common Stock received by the shareholder of Stone Street (including any fractional share interests) will include the shareholder's holding period of the Stone Street Common Stock surrendered in exchange therefor, provided that the Stone Street Common Stock is held as a capital asset in the hands of the shareholder of Stone Street on the date of the Merger. SECTION 1223(1).

(7) The payment of cash in lieu of fractional share interests of CCB Common Stock will be treated as if the fractional share interests of CCB Common Stock were distributed as part of the Merger to the Stone Street shareholder and then redeemed by CCB. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed as provided in SECTION 302(A). REV. RUL. 66-365, 1966-2 C.B. 116 and REV. PROC. 77-41, 1977-2 C.B. 574.

(8) A Stone Street shareholder who receives solely cash for his or her Stone Street Common Stock, will be treated as having received the cash in exchange for his or her stock. .


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(9)    The Bank Merger will constitute a reorganization within the meaning of
       SECTION 368(A) of the Code.

(10) Each of CCB Bank and SSB Bank will be a party to the reorganization within the meaning of SECTION 368(B).

(11) No gain or loss will be recognized by SSB Bank upon the transfer of its assets, subject to its liabilities, to CCB Bank in the Bank Merger. SECTIONS 357(A) and 361(A).

(12) No gain or loss will be recognized by CCB Bank upon the receipt of the assets of SSB Bank, subject to its liabilities, in constructive exchange for its Common Stock, in the Bank Merger. SECTION 1032(A).

(13) The basis of the assets of SSB Bank in the hands of CCB Bank will be the same, in each instance, as the basis of such assets in the hands of SSB Bank immediately prior to the Bank Merger. SECTION 362(B).

(14) The holding period of the assets of SSB Bank in the hands of CCB Bank will include, in each instance, the period during which such assets were held by SSB Bank immediately prior to the Bank Merger. SECTION 1223(2).

(15) No gain or loss will be recognized by CCB upon the constructive receipt of CCB Bank Common Stock in exchange for its SSB Bank stock as a result of the Bank Merger. SECTION 354(A)(1).

(16) For purposes of SECTION 381, CCB Bank will be the acquiring corporation. TREAS. REG. SECTION 1.381(A)-1(B)(2). Thus, except as otherwise provided in SECTIONS 382, 383, AND 384, CCB Bank will succeed to and take into account the items of SSB Bank described in SECTION 381(C). SECTION 381(A) AND TREAS. REG. SECTION 1.381(A)-1. For example, pursuant to SECTION 381(C)(2) and TREAS. REG. SECTION 1.381(C)(2)-1, CCB Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of SSB Bank as of the date of the Bank Merger. Any deficit in earnings and profits of either SSB Bank or CCB Bank will be used only to offset earnings and profits accumulated after the effective date of the Bank Merger.

North Carolina Income Tax Consequences:

It is our opinion that the State of North Carolina will, for North Carolina income tax purposes, treat the Merger, the Second Merger and the Bank Merger in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. N.C.G.S. 105-130.2, 105-130.3, 105-130.5,
105-134.1, 105-134.2, 105-134.5, 105-134.6, 105-134.7 and 105-228.23.

SCOPE OF THE OPINION

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Board of Directors
June 25, 1999
Page 12



The opinion contained herein is based upon the facts and representations set forth in this letter, as well as the information contained in the Merger Agreement. If any fact or representation is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion.

The opinion contained herein is rendered only with respect to the enumerated holdings set forth herein under the heading OPINION, and KPMG expresses no opinion with respect to any other legal, federal, state, or local tax aspect of the Merger, Second Merger or the Bank Merger.

The opinion is not binding upon any tax authority or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the North Carolina Code, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes, which can be retroactive in effect, could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion due to changes in law that occur subsequent to the issuance of this letter.


Sincerely,

KPMG LLP